EXHIBIT 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is effective as of the 1st day of January, 2015 (the "Effective Date") by and between Live Nation Entertainment, Inc., a Delaware corporation (together with its subsidiary and other affiliated entities, "Live Nation"), and John M. Hopmans (the "Employee").
WHEREAS, Live Nation and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.    TERM OF EMPLOYMENT.
The Employee's term of employment starts on the Effective Date and ends on the close of business on December 31, 2018 (the "Term"), unless terminated earlier pursuant to the terms set forth in Section 5 below. If this Agreement is not terminated prior to the conclusion of the Term and the Agreement is not renewed in writing by Live Nation and the Employee, then, upon expiration of the Term, the Employee's employment will no longer be subject to the terms of this Agreement and the Employee's employment will remain at-will, meaning either Live Nation or the Employee will have the right to terminate the Employee's employment at any time, with or without advance notice and with or without cause; provided, however, that any continuing obligations owed to Live Nation by the Employee in accordance with Live Nation's Employee Handbook, Code of Business Conduct and Ethics or other policies will remain in full force and effect.
2.    TITLE AND DUTIES; EXCLUSIVE SERVICES.
(a)    Title and Duties. The Employee's title is Executive Vice President, M&A and Strategic Finance. The Employee will perform such job duties that are usual and customary for this position, and will perform such additional services and duties that Live Nation may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report directly to Live Nation's President and Chief Executive Officer (the "CEO"), currently Michael Rapino. The Employee agrees to abide by Live Nation's rules, regulations and practices as adopted or modified from time to time by Live Nation, including, without limitation, those set forth in Live Nation's Employee Handbook and its Code of Business Conduct and Ethics.
(b)    Exclusive Services. The Employee will devote the Employee's full working time and efforts to the business and affairs of Live Nation. During employment with Live Nation, the Employee shall not (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity without the prior written consent of the CEO or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place the Employee in a competing position to, that of Live Nation.
3.    COMPENSATION AND BENEFITS.
(a)    Base Salary. During the Term, Live Nation initially will pay the Employee an annual gross base salary (the "Base Salary") of $981,725, less appropriate payroll deductions and all required withholdings. All payments of Base Salary are payable in regular installments in accordance with Live Nation's normal payroll practices, as in effect from time to time (but no less often than monthly) and prorated monthly or weekly for any partial pay period of employment. The Employee will be eligible to receive annual increases in such base salary in the sole and absolute discretion of the CEO and/or the Compensation Committee (the "Committee") of the Board of Directors of Live Nation (the "Board").

(b)    Bonus. For each calendar year of this Agreement, the Employee will be eligible to receive a bonus (the "Bonus") targeted at 100% of his then-current Base Salary based on the achievement of performance targets to be set and determined annually by the CEO and/or the Committee in their sole and absolute discretion. The Bonus, if any, shall be paid in one lump sum during the calendar year immediately following the calendar year in which such

Bonus was earned (but no later than March 15th of such year) or, if earlier with respect to any pro rata portion of the Bonus that becomes payable under Section 5(a) below, upon the Employee's Separation from Service, as defined below (subject to Section 5(e) below).

(c)    Employee Benefits. During the Term, the Employee will be eligible to participate in such group health, hospitalization, retirement, leave, disability and other insurance plans, programs and policies as are maintained or sponsored by Live Nation from time to time and in which other similarly-situated employees of Live Nation may participate, subject to the terms and conditions of the applicable plans, programs or policies, as may be amended from time to time in Live Nation's sole and absolute discretion.

(d)    Vacation. During the Term, the Employee will be eligible for paid vacation, subject to the applicable policies, restrictions and conditions set forth in Live Nation's vacation policy as it may be amended from time to time.

(e)    Expenses. Upon submission of proper documentation in accordance with Live Nation's applicable expense reimbursement policies, as in effect from time to time, Live Nation will pay or reimburse the Employee for all normal and reasonable business expenses actually incurred by the Employee in connection with the Employee's provision of the services hereunder. To the extent that any reimbursements paid under this paragraph are deemed to constitute taxable compensation to which Treasury Regulation Section l.409A-3(i)(l)(iv) would apply, such amounts shall be paid promptly or reimbursed to the Employee promptly following the Employee's submission of a request for such reimbursement, which request must be timely submitted, but in each case in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee's right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f)    Equity Grants. In connection with the negotiation and anticipated entering into of this Agreement, the Employee acknowledges that in January 2015 he was granted (i) stock options to purchase 300,000 shares of Live Nation common stock and (ii) 25,000 restricted shares of Live Nation common stock. The Employee shall also be eligible for future equity grants during the Term in the sole and absolute discretion of the Committee.

4.    COVENANTS.

(a)    Live Nation Confidential Information. During the course of the Employee's employment with Live Nation, Live Nation will provide the Employee with access to certain confidential information, trade secrets and other matters which are of a confidential or proprietary nature, including, without limitation, Live Nation's customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, employment pay information and data and other information Live Nation treats as confidential or proprietary (collectively, the "Confidential Information"). Live Nation provides on an ongoing basis such Confidential Information as Live Nation deems necessary or desirable to aid the Employee in the performance of the Employee's duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside Live Nation except to the extent that: (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing the Employee's duties on behalf of Live Nation; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee will promptly inform Live Nation of such event, will cooperate with Live Nation in attempting to obtain a protective order or to otherwise restrict such disclosure and will only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which Live Nation does business, other than as a result of any breach by the Employee of this Section 4(a). The Employee further agrees that the Employee will not during employment and/or at any time thereafter use such Confidential Information for any purpose other than legitimate purposes in the performance of the Employee's duties, including, without limitation, competing, directly or indirectly, with Live Nation. At such time as the Employee ceases to be employed by Live Nation or earlier upon Live Nation's request, the Employee will immediately turn over to Live

Nation all Confidential Information, including papers, documents, writings, electronically stored information, other property and all copies of them, provided to or created by the Employee during the course of the Employee's employment with Live Nation.

(b)    Third-Party Confidential Information. The Employee agrees that any confidential or proprietary information and materials that the Employee receives from third parties in connection with or relating to the Employee's employment with Live Nation shall also be deemed "Confidential Information" for all purposes of this Agreement and will be subject to all limitations on use and disclosure set forth in this Agreement. The Employee will not use or disclose any such information and materials in any manner inconsistent with any of Live Nation's obligations towards such third party. Additionally, the Employee acknowledges the Employee's obligation to preserve the trade secrets and confidential and proprietary information of the Employee's prior employers. As such, the Employee must not retain copies of any trade secret or confidential and proprietary information of any prior employer and may not bring such materials to Live Nation or otherwise utilize or disclose the contents of such materials as part of the Employee's work at Live Nation.

(c)    Non-Solicitation. To further preserve the rights of Live Nation pursuant to the non-disclosure covenant above and to protect Live Nation's legitimate interest in the integrity of its workforce, the members of which would be unknown to the Employee absent the Employee's employment hereunder, during the Employee's employment with Live Nation and for a period of 12 months following the termination of the Employee's employment with Live Nation for any reason, the Employee will not, directly or indirectly: (i) solicit or encourage any current employee to terminate his or her employment with Live Nation; (ii) solicit or encourage any current Live Nation employee or any former Live Nation employee whose employment terminated within six months of the termination of the Employee's employment with Live Nation (each, a "Current or Former Employee") to accept employment with any business, person or entity with which the Employee may be associated; or (iii) encourage or assist in any way any such business, person or entity from taking any action which the Employee could not take individually under this Section 4(c), including, without limitation, identifying any Current or Former Employee as a potential candidate for employment therewith.

(d)    Non-Disparagement. During the Employee's employment with Live Nation and for a period of 12 months following termination of the Employee's employment with Live Nation for any reason, except as required by law or in the proper performance of his duties to Live Nation, the Employee agrees that the Employee shall not publicly or privately disparage, defame or criticize Live Nation or its officers, directors, employees or representatives. If the Employee breaches the provisions of this Section 4(d), Live Nation may appropriately respond to such disparagement, defamation or criticism without its being in violation of this Section 4(d).

During the Employee's employment with Live Nation and for a period of 12 months following termination of Employee's employment for any reason, except as required by law or in the proper performance of his, her or its duties to Live Nation, Live Nation, its executive officers and directors shall not publicly or privately disparage, defame or criticize the Employee. If Live Nation or one of its executive officers or directors breaches the provisions of this Section 4(d), the Employee may appropriately respond to such disparagement, defamation or criticism without his being in violation of this Section 4(d).

(e)    Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks used by the Employee in performing duties for Live Nation, including any Confidential Information and all copies thereof in any medium contained, are and shall remain the sole property of Live Nation. Upon termination of the Employee's employment or any earlier request by Live Nation, the Employee shall promptly return all such materials (including all copies, extracts and summaries thereof) to Live Nation.

(f)    Reasonableness of Covenants. Live Nation and the Employee agree that the restrictions contained in this Section 4 are reasonable in scope and duration and are necessary to protect Live Nation's legitimate business interests and Confidential Information. If any provision of this Section 4 as applied to any party or to any circumstance is judged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect the validity or enforceability of the remainder of this Agreement. If any such provision of this Section 4, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(g)    Breach of Covenants. The parties acknowledge and agree that any breach of this Section 4 by the Employee will cause irreparable damage to Live Nation, and upon any such breach of any provision of these covenants, Live Nation shall be entitled to injunctive relief, specific performance or other equitable relief without the need to post bond or other security therefor; provided, however, that this Section 4(g) shall in no way limit any other remedies which Live Nation may have (including, without limitation, the right to seek monetary damages). Should the Employee violate any provision of this Section 4, then, in addition to all other rights and remedies available to Live Nation at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until the Employee permanently ceases such violation.

5.    TERMINATION.

The Employee's employment with Live Nation may be terminated at any time under the following circumstances:

(a)    Termination Without Cause or for Good Reason. Live Nation may terminate the Employee's employment without Cause (as defined below) or the Employee may terminate the Employee's employment for Good Reason (as defined below) at any time during the Term. If the Employee experiences a "separation from service" (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section l.409A-l(h)) (a "Separation from Service") due to the termination of the Employee's employment by Live Nation without Cause or the Employee's termination of the Employee's employment for Good Reason, Live Nation shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to the Employee, (i) the Employee's earned but unpaid Base Salary accrued through the date of such Separation from Service (the "Termination Date"), (ii) accrued but unpaid vacation time through the Termination Date, if any, (iii) reimbursement of any business expenses incurred by the Employee prior to the Termination Date that are reimbursable under Section 3(e) above, (iv) any vested benefits and other amounts due to the Employee under any plan, program or policy of Live Nation, (v) subject to Section 5(e) below, a pro-rated Bonus for the calendar year in which the Termination Date occurs and (vi) any Bonus required to be paid to the Employee pursuant to this Agreement for any calendar year of Live Nation ending prior to the Termination Date, to the extent payable, but not previously paid (together, the "Accrued Obligations").

In addition, subject to Sections 5(e) and 7(b) below and the Employee's execution and non-revocation of a binding release in accordance with Section 5(t) below, in the event of the Employee's Separation from Service with Live Nation by reason of a termination by Live Nation without Cause or a termination by the Employee for Good Reason, Live Nation shall (i) pay to the Employee, within 60 days of the Employee's Termination Date (with the exact payment date to be determined by Live Nation in its sole discretion), except as set forth in the proviso to this clause, a lump-sum cash payment (less appropriate payroll deductions) equal to the Employee's then-current Base Salary times the greater of (a) the number of full months remaining in the Term as of the Termination Date, divided by 12, or (b) two (in either case, the "Cash Severance"); and (ii) accelerate the vesting and lapsing of restrictions on all unvested or restricted equity awards awarded to the Employee prior to the Employee's Termination Date, and, to the extent applicable, all such awards shall remain exercisable until the earlier to occur of the third anniversary of the Termination Date or the stated expiration of such award (the Cash Severance and accelerated vesting, collectively, the "Severance"), provided that no such accelerating awards shall be exercisable prior to the date on which the Employee's executed release becomes irrevocable. Each payment under this Section 5(a) shall be treated as a separate payment for purposes of Code Section 409A (together with the regulations and other official guidance promulgated thereunder, "Section 409A"). Notwithstanding the foregoing, if the 60- day period during which the Cash Severance may be paid spans two calendar years, such payment shall be made in the later such calendar year.

(b)    Resignation. The Employee may terminate his employment by resigning at any time upon 30 days' written notice provided to Live Nation in accordance with Section 6 below; provided, however, that Live Nation may, in its sole discretion, waive such notice period without payment in lieu thereof. Upon such a resignation, the Employee shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iv) above, as such obligations become due.

(c)    Death; Disability. If the Employee dies during the Term or the Employee's employment is terminated due to his total and permanent disability (as reasonably determined by Live Nation), the Employee or the Employee's estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iv) above, as such obligations become due. In addition, subject to the approval of the Committee, in the event of any termination pursuant to this Section 5(c), Live Nation shall accelerate the vesting and lapsing of restrictions on all unvested or restricted equity awards awarded to the Employee prior to the Employee's Termination Date, and to the extent applicable, all such awards shall remain exercisable until the earlier to occur of the first anniversary of the Termination Date or the stated expiration of such award (or, to the extent a longer period of exercisability may be provided for pursuant to the applicable equity plan and/or grant agreement(s), for such longer period).

(d)    Cause. Live Nation may terminate the Employee's employment at any time for Cause by providing notice to the Employee in accordance with Section 6 below. If Live Nation terminates the Employee's employment for Cause, the Employee shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iv) above, as such obligations become due.

(e)    Potential Six-Month Payment Delay. Notwithstanding anything to the contrary in this Agreement, if on the Employee's Termination Date, the Employee is a "specified employee" within the meaning of Section 409A(a)(2)(B), as determined by Live Nation in accordance with the requirements of Treasury Regulation Section 1.409A-l(i), compensation and benefits that become payable in connection with a Separation from Service (if any), including, without limitation, any Severance payments, shall be paid to the Employee during the 6-month period following the Employee's Termination Date only to the extent that Live Nation reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause the Employee to incur additional taxes under Section 409A. If the payment of any amount is delayed as a result of the preceding sentence, on the first day following the end of the six month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including upon the Employee's death), Live Nation will pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been previously paid to the Employee under this Agreement but for such delay, without interest thereon.

(f)    Release. The Employee's right to receive the Severance set forth in this Section 5 is conditioned on and subject to, within 45 days after the Employee's Termination Date, the Employee executing and not revoking a general release and waiver of claims against Live Nation, in a form reasonably prescribed by Live Nation. If the Employee does not execute such release within 45 days following the Termination Date, no Severance shall be payable under this Section 5. Such release (i) shall not contain any covenants other than those set forth in Section 4 (confidential information, non-solicitation, non-competition, non-disparagement and written, printed or electronic material) and Section 10 (litigation and regulatory matters) of this Agreement and such covenants shall not be modified to place additional restrictions or requirements on the Employee; and (ii) will not cause the Employee to waive any right he may have after the termination of his employment that is contemplated under this Agreement, including, without limitation, those rights under Sections 4(d) (non-disparagement) and 11 (indemnification and insurance; legal expenses).

(g)    Exclusivity of Benefits. Except as expressly provided in this Section 5, the Employee acknowledges that Live Nation shall have no further obligations to the Employee following the Termination Date, whether under this Agreement, in connection with the Employee's employment, the termination thereof or otherwise.

(h)    Definitions. For purposes of this Agreement:

"Good Reason" shall mean: (i) a repeated failure of Live Nation to comply with a material term of this Agreement; (ii) a material reduction in Employee's duties, responsibilities, authority or compensation; or (iii) a material geographic relocation of the Employee's principal work location outside the greater Los Angeles, California metropolitan area. Notwithstanding the foregoing, a termination of employment shall not be deemed to be for Good Reason unless (A) the Employee gives Live Nation written notice describing the event or events which are the basis for such termination within 90 days after the event or events initially occur, (B) such grounds for termination (if susceptible to correction) are not corrected by Live Nation within 30 days of Live Nation's receipt of such notice and (C) the Employee terminates employment no later than 30 days after Live Nation has failed to timely correct the circumstances constituting Good Reason in accordance with clause (B) of this paragraph.

"Cause" shall mean: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of Live Nation's policy on sexual harassment, misappropriation of funds or property of Live Nation other than the occasional, customary and de minimis use of Live Nation property for personal purposes or other willful misconduct as determined in the reasonable discretion of Live Nation; (ii) continued, willful and deliberate non-performance by the Employee of a material duty hereunder (other than by reason of the Employee's physical or mental illness, incapacity or disability); (iii) the Employee's refusal or failure to follow lawful directives consistent with his title and position and the terms of this Agreement; (iv) a criminal conviction of the Employee, a plea of nolo contendere by the Employee or other conduct by the Employee that, as determined in the reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with Live Nation, material injury to the reputation of Live Nation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a repeated failure by the Employee to comply with a material term of this Agreement after written notice by Live Nation specifying the alleged failure; or (vi) a material violation by the Employee of Live Nation's employment policies. The Employee will be given 30 days to cure any of the Cause provisions set forth above that are susceptible to cure.

6.    NOTICES.

Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by facsimile, e-mail or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method, as agreed upon by the parties):

If to Live Nation:

9348 Civic Center Drive
Beverly Hills, California 90210
Telephone: (310) 975-6875
Attention: Lori S. Lilly

If to the Employee:

to the Employee's most current home address on file with Live Nation's Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 6, and any such notice shall be deemed to have been given upon receipt.

7.    CERTAIN TAX CONSIDERATIONS.

(a)    Section 409A. To the fullest extent applicable, the compensation and benefits payable under this Agreement are intended to be exempt from the definition of "nonqualified deferred compensation" under Section 409A in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A (the "Treasury Regulations"). To the extent that any such compensation or benefit under this Agreement is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with the Treasury Regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to the payment of such compensation or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding anything herein to the contrary, the Employee expressly agrees and acknowledges that in the event that any taxes are imposed under Section 409A in respect of any compensation or benefits payable to the Employee, whether in connection with a Separation from Service under this Agreement or otherwise, then (i) the payment of such taxes shall be solely the Employee's responsibility, (ii) neither Live Nation nor any of its past or present directors, officers, employees or agents shall have any liability for any such taxes and (iii) the Employee shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

(b)    Section 280G.

(1)    Excess Parachute Payment Limitation. Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by the Employee in connection with a "change in control event" that would constitute a "parachute payment" (each within the meaning of Code Section 280G), whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Live Nation (collectively, the "Total Payments"), shall be reduced to the least extent necessary, if any, so that no portion of the Total Payments shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by the Employee as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by the Employee if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Employee and reasonably acceptable to Live Nation. The Employee will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both the Employee and Live Nation at least 15 days prior to the payment of any amount that would, absent the reduction contemplated by this Section 7(b), constitute an "excess parachute payment" (within the meaning of Code Section 280G).

(2)    Order of Reduction. If the Accounting Firm determines that a reduction in payments is required by this Section 7(b), first non-cash benefits that are not equity-related shall be reduced, then equity vesting acceleration and next new equity grants shall be reduced, followed by a reduction of cash payments, including, without limitation, the Severance, beginning with payments that would be made last in time, in all cases, (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, prior to the date of such reduction, (ii) only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, (iii) in a manner that results in the best economic benefit to the Employee and (iv) to the extent economically equivalent, in a pro rata manner, and Live Nation shall pay or provide such reduced amounts to the Employee in accordance with the applicable terms of the controlling agreement.

(3)    Cooperation; Expenses. If applicable, Live Nation and the Employee will each provide the Accounting Firm, as reasonably requested by the Accounting Firm, access to and copies of any books, records and documents in their respective possessions, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7(b). The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7(b) will be borne by Live Nation.

(4)    Net After-Tax Benefit. "Net After-Tax Benefit" means (i) the Total Payments that the Employee becomes entitled to receive from Live Nation which would constitute "parachute payments" within the meaning of Code Section 2800, less (ii) the amount of all federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed with respect to the Total Payments under Code Section 4999.

8.    PARTIES BENEFITTED; ASSIGNMENT.

This Agreement shall be binding upon and for the benefit of the Employee and the Employee's successors, heirs, executors, administrators and other legal representatives, and upon Live Nation and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.

9.    GOVERNING LAW; VENUE.

This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Subject to Section 12 below, the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit arising from or relating to this Agreement.

10.    LITIGATION AND REGULATORY MATTERS.

During and after the Term, the Employee will reasonably cooperate with Live Nation in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Live Nation which relate to events or occurrences that transpired while the Employee was employed by Live Nation. The Employee's cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Live Nation at mutually convenient times. During and after the Employee's employment, the Employee also shall cooperate fully with Live Nation in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by Live Nation. If any such cooperation occurs after the Employee's termination of employment with Live Nation, then Live Nation shall reimburse the Employee for all reasonable costs and expenses incurred in connection with the Employee's performance under this Section 10.

11.    INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.

Live Nation shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that Live Nation may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of Live Nation or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of Live Nation (other than any dispute, claim or controversy arising under or relating to this Agreement). Live Nation covenants to maintain during the Employee's employment for the benefit of the Employee (in his capacity as an officer and/or director of Live Nation) directors' and officers' insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly-situated employees of Live Nation by the directors' and officers' insurance maintained by Live Nation on the date hereof; provided, however, that the Board may elect to terminate directors' and officers' insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

12.    ARBITRATION.

The parties agree that, except as provided in 4(g) above, any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to any alleged breach of this Agreement, or arising out of or relating to the Employee's employment or termination of employment, shall, upon the timely written request of either party be submitted to and resolved by binding arbitration. The Employee may only bring claims under this Agreement in his individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding. Further, the arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class, collective or representative proceeding. The arbitration shall be conducted in Los Angeles, California. Any arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services ("JAMS"), which can be found at http://www.jamsadr.com, a copy of which will be provided to the Employee upon the Employee's request. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of JAMS and who is selected pursuant to the methods set out in the Employment Arbitration Rules and Procedures of JAMS. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.
Live Nation will pay the actual costs of arbitration excluding attorneys' fees, to the extent required by law. Each party will pay its own attorneys' fees and other costs incurred by their respective attorneys. The parties understand and agree that this Agreement constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this Agreement or to participate in a class, collective or representative action. The parties agree that, to the fullest extent allowed by law, none of those claims or controversies shall be resolved by a jury trial or in a class, collective or representative action.

13.    REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.

The Employee represents and warrants to Live Nation that: (i) the Employee is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Employee's duties hereunder or the other rights of Live Nation hereunder; (ii) the Employee is under no physical or mental disability that would hinder the performance of the Employee's duties under this Agreement; and (iii) the Employee's execution of this Agreement and performance of the services under this Agreement will not violate any obligations that the Employee may have to any other or former employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to becoming an employee of Live Nation. The Employee further represents, warrants and covenants that the Employee will not disclose to Live Nation, or use in connection with the Employee's activities as an employee of Live Nation, or induce Live Nation to use, any proprietary or confidential information or trade secrets of the Employee or any third party at any time, including, without limitation, any proprietary, confidential information or trade secrets of any former employer.

14.    MISCELLANEOUS.

(a)    Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

(b)    Withholding. Live Nation shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as Live Nation determines to be legally required pursuant to any applicable laws or regulations.

(c)    No Waiver. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

(d)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

(e)    Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

(f)    Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

(g)    Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement and understanding between Live Nation and the Employee with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Employee by Live Nation or any representative thereof, including, without limitation, that certain Employment Agreement by and between Live Nation and the Employee dated March 26, 2008, as amended.

(h)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i)    Captions. The captions of this Agreement are not part of the provisions hereof, but rather are included for convenience only and shall have no force or effect.

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THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE (I) HAS BEEN ADVISED BY LIVE NATION TO CONSULT WITH LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO DO SO, (II) HAS READ AND UNDERSTANDS THIS AGREEMENT, (III) IS FULLY AWARE OF THE LEGAL EFFECT OF THIS AGREEMENT AND (IV) HAS ENTERED INTO IT FREELY BASED ON THE EMPLOYEE'S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective as of the Effective Date.

THE EMPLOYEE
Date:	March 31, 2015	/s/ John M. Hopmans
John M. Hopmans

LIVE NATION ENTERTAINMENT, INC.

Date:	March 31, 2015	By: /s/ Michael Rapino
Name: Michael Rapino
Title: President and Chief Executive Officer